Exhibit 5.1

10 March 2005

Australia and New Zealand Banking Group Limited
(ABN 11 055 357 522)
100 Queen Street
Melbourne  Vic  3000

Dear Sirs

Australia and New Zealand Banking Group Limited
US$1,500,000,000 Senior and Subordinated Medium Term
Note Programme

We have acted as Australian legal advisers to Australia and New Zealand Banking Group Limited (ABN 11 005 357 522) (the Issuer) in connection with the registration under the United States Securities Act of 1933 (the Securities Act) of US$1,500,000,000 in aggregate principal amount of Senior Medium Term Notes and Subordinated Medium Term Notes (together the Notes) of the Issuer.

In this opinion Relevant Jurisdiction means the Commonwealth of Australia or Victoria.  No assumption or qualification in this opinion limits any other assumption or qualification in it.

1.                                      Documents

We have examined the following documents:

(a)                                  an executed copy of the Indenture dated 15 January 1994 between the Issuer and Deutsche Bank Trust Company Americas (as successor trustee to The Bank of New York) (the Subordinated Indenture), an executed copy of the Indenture dated 28 February 1996 between the Issuer and J.P. Morgan Trust Company, National Association (as successor trustee to Bank One, N.A., formerly The First National Bank of Chicago) (the Senior Indenture) (together, the Indentures as amended and supplemented by the First Supplemental Indentures and the Second Supplemental Indentures).

(b)                                 an executed copy of the First Supplemental Indenture to the Senior Indenture dated 29 May 1998 and an executed copy of the First Supplemental Indenture to the Subordinated Indenture dated 29 May 1998 (together, the First Supplemental Indentures);

(c)                                  a draft form of the Second Supplemental Indenture to the Senior Indenture and a draft form of the Second Supplemental Indenture to the Subordinated Indenture (together the Second Supplemental Indentures).

(d)                                 a copy of the basic Prospectus contained in the Amended Registration Statement referred to in paragraph 1(g) below (the Prospectus);

(e)                                  a copy of the forms of Senior Fixed Medium Term Note, Senior Floating Medium Term Note, Subordinated Fixed Medium Term Note and Subordinated Floating Medium Term Note, as set out in the Amended Registration Statement referred to in paragraph 1(g) below;

(f)                                    a copy of the Form F-3 Registration Statement as filed by the Issuer with the Securities and Exchange Commission (the SEC) on or about 5 March 2004 (the Registration Statement);

(g)                                 a copy of the Amendment No.1 to the Form F–3 Registration Statement as filed by the Issuer with the SEC on or about 10 March 2005 (the Amended Registration Statement), and such other documents as we think necessary in order to give this opinion.

2.                                      Assumptions

For the purposes of giving this opinion we have assumed the following.

(a)                                  The authenticity of all seals and signatures and of any duty, stamp or marking.

(b)                                 The completeness, and the conformity to original instruments, of all copies submitted to us, and that any document (other than a Note) submitted to us continues in full force and effect.

(c)                                  The Notes are within the capacity and powers of, and have been validly authorised, executed and delivered by and are binding on, the parties to them other than the Issuer.

(d)                                 No party is, or will be, engaging in misleading or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Notes which might render the Notes or any relevant transaction or associated activity illegal, void or voidable.

(e)                                  Insofar as any obligation under any Note is to be performed in any jurisdiction other than a Relevant Jurisdiction, its performance will not be illegal or unenforceable under the law of that jurisdiction.

(f)                                    The Notes, upon execution on behalf of the Issuer and authentication in accordance with the relevant Indenture, will constitute legal, valid and binding obligations of the Issuer under the laws of New York enforceable in competent courts of that jurisdiction.

(g)                                 Where a document has been submitted to us in draft form it will be executed in the form of that draft.

3.                                      Qualifications

Our opinion is subject to the following qualifications.

(a)                                  We express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion.

(b)                                 Our opinion that an obligation or document is enforceable means that the obligation or document is of a type and form which courts in the Relevant Jurisdictions enforce.  It does not mean that the obligation or document can necessarily be enforced in accordance with its terms in all circumstances.  In  particular:

(i)                                     equitable remedies, such as injunction and specific performance, are discretionary; and

(ii)                                  the enforceability of an obligation, document or security interest, including rights of acceleration, may be affected by statutes of limitation, by estoppel, waiver and similar principles, by the doctrine of frustration, by laws concerning insolvency, bankruptcy, liquidation, administration, fraudulent transfer, enforcement of security interests, reorganisation, moratorium, or by other laws generally affecting creditors’ rights or duties.

(c)                                  We have relied on a search of public records on file at the offices of the Australian Securities and Investments Commission (ASIC) on 10 March 2005.  We note that records disclosed by such searches may not be complete or up to date.

(d)                                 We have relied on the assumptions specified in section 129 of the Corporations Act 2001 and note that you may do so unless you knew or suspected that the matter that you would otherwise be entitled to assume to be correct is not correct.  Nothing in the searches referred to in paragraph 3(c), in the Issuer’s constitution or in the extracts of the Issuer’s resolutions contradicts the assumptions.

(e)                                  Any provision that certain calculations, determinations or certificates will be conclusive and binding will not apply if those calculations, determinations or certificates are fraudulent or manifestly inaccurate.

(f)                                    Any clause providing for the severability of any provision of a Note may not be enforceable in accordance with its terms, as a court may reserve to itself a decision as to whether any provision is severable.

(g)                                 The obligation of a party under any Note to pay interest on overdue amounts at a rate higher than the rate applying before the amount fell due may be held to constitute a penalty and be unenforceable.

(h)                                 We express no opinion on any provision in any Note requiring written amendments and waivers insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted between or by the parties.

(i)                                     The courts might not give full effect to an indemnity for legal costs.

(j)                                     We have relied, as to certain matters of fact, on certificates of, or information from, officers of the Issuer.

(k)                                  It is not clearly established whether a judgment would be given in Victoria in any currency other than Australian dollars although we believe it likely.

(l)                                     The specific prior approval of the Reserve Bank of Australia or the Minister for Foreign Affairs must be obtained for certain payments or other dealings involved or connected in certain ways with Zimbabwe, certain Yugoslav entities or individuals, the Taliban, parties identified with terrorism or other parties to whom financial sanctions apply.

(m)                               Under the law of each Relevant Jurisdiction a court will not give effect to the choice of New York law and the Notes will not be enforceable in competent courts of a Relevant Jurisdiction if and to the extent that (without limiting the other assumptions and qualifications on this opinion);

(i)                                     there are mandatory provisions of the law of the Relevant Jurisdiction which must be applied to the transaction covered by the Notes;

(ii)                                  any term of the Notes, or any provision of New York law applicable to the Notes, is contrary to the public policy of the Relevant Jurisdiction; or

(iii)                               the availability or enforceability of certain rights and remedies may be governed or affected by the procedural rules of the Relevant Jurisdiction in courts of the Relevant Jurisdiction.

However, there are no mandatory provisions of the law of any Relevant Jurisdiction which must be applied to the transactions covered by the Notes, except as set out in the assumptions and qualifications.

(n)                                 There is doubt as to the enforceability in the Commonwealth of Australia, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated upon the Federal securities laws of the United States.

(o)                                 The Issuer’s board of directors must approve any increase in the Issuer’s term subordinated liabilities in excess of the limits specified in the resolutions of the board of directors of the Issuer.

4.                                      Opinion

Based on the assumptions and subject to the qualification set out above we are of the following opinion.

(a)                                  The Issuer is a corporation duly incorporated with limited liability and validly existing under the laws of Australia.

(b)                                 When:

(i)                                     the Registration Statement as amended by the Amended Registration Statement has become effective under the Securities Act;

(ii)                                  the terms of a particular Note and of its issuance and sale have been duly established in conformity with the relevant Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Issuer and so as to comply with any requirement or restriction imposed by a court or governmental body having jurisdiction over the Issuer;

(iii)                               such Note has been duly executed and authenticated in accordance with the relevant Indenture; and

(iv)                              such Note has been issued and sold as contemplated by the Registration Statement as amended by the Amended Registration Statement,

each such Note will constitute valid and legally binding obligations of the Issuer enforceable in accordance with its terms.

5.                                      Filing and Consent

We consent to the filing of this opinion as an exhibit to the Amended Registration Statement.  We also consent to the references to us under the headings ‘Enforceability of Certain Civil Liabilities’ and ‘Validity of Debt Securities’ in the Prospectus.  In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act.

Yours faithfully